Exhibit 4.19

AMENDMENT NO. 1 TO THE REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 1, dated as of October 19, 2006, is between Velocity Express Corporation, a Delaware corporation (the “Company”), and the investors named in the Purchase Agreement (the “Investors”).

PRELIMINARY STATEMENT

WHEREAS, the Company and the Investors previously entered into a Registration Rights Agreement dated July 20, 2005 (the “Registration Rights Agreement”) with respect to the Company’s Series O Convertible Preferred Stock; and

WHEREAS, Section 7(a) of the Registration Rights Agreement provides that the Registration Rights Agreement may be amended by a writing signed by the Company and the Required Investors; and

WHEREAS, the Company has solicited consents to certain proposed amendments to the Registration Rights Agreement pursuant to a Consent Solicitation Statement dated September 6, 2006 (as the same may be amended, supplemented or otherwise modified from time to time, the “Solicitation Statement”); and

WHEREAS, this Amendment No. 1 evidences the proposed amendments described in the Solicitation Statement; and

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings given them in the Registration Rights Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendments to the Registration Rights Agreement

Section 2(c)(iii) of the Registration Rights Agreement is hereby amended and restated in its entirety as follows (deletions are indicated by a line through the deleted text and new language is indicated by a double underline):

The Company may (x) for not more than twenty (20) consecutive days or for a total of not more than forty-five (45) days in any twelve (12) month period, delay the disclosure of material non-public information concerning the Company, by suspending the use of any Prospectus included in any registration contemplated by this Section containing such information, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company; or (y) suspend the use of any Prospectus included in any registration statement contemplated by this Section if it is required, pursuant to paragraph (a) of Item 512 of Regulation S-K, to file a post-effective amendment to such registration statement, and such post-effective amendment is not declared automatically effective (each of clauses (x) and (y) being an “Allowed Delay”); provided, that the Company shall promptly (a) notify the Investors in writing of the existence of (but in no event, without the prior written consent of an Investor, shall the Company disclose to such Investor any of the facts or circumstances regarding) material non-public information giving rise to an Allowed Delay, (b) advise the Investors in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

Section 2. Effectiveness; Waiver

(a) This Amendment No. 1 is entered into pursuant to and consistent with Section 7(a) of the Registration Rights Agreement, and nothing herein shall constitute an amendment, supplement or waiver requiring the approval of each Investor.

(b) This Amendment No. 1 shall become effective and binding on the Company and the Investors, retroactively from the date of the Registration Rights Agreement, upon the execution and delivery by the Company and the Required Investors of this Amendment No. 1 (the “Operative Date”).

(c) The undersigned Investor hereby agrees to waive its right to receive liquidated damages with respect to any Blackout Period prior to the Operative Date.

Section 3. Reference to and Effect on the Registration Rights Agreement

(a) On and after the Operative Date, each reference in the Registration Rights Agreement to “the Agreement,” “this Agreement,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Registration Rights Agreement as supplemented by this Amendment No. 1 unless the context otherwise requires.

(b) Except as specifically amended above, the Registration Rights Agreement shall remain in full force and effect and is hereby ratified and confirmed.

Section 4. Governing Law

This Amendment No. 1 shall be construed and enforced in accordance with, and interpreted under, the internal laws of the State of New York.

Section 5. Further Assurances

The undersigned Investor agrees to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the amendments contemplated by this Amendment No. 1.

Section 6. Counterparts and Methods of Execution

This Amendment No. 1 may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Required Investors have caused this Amendment No. 1 to be duly executed by their respective officers thereunto duly authorized all as of the day and year first above written.

COMPANY

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

INVESTOR

GSSF MASTER FUND, LP

By:	/s/ E. B. Lyon, IV
Name:	E. B. Lyon, IV
Title:	Authorized Agent

IN WITNESS WHEREOF, the Company and the Required Investors have caused this Amendment No. 1 to be duly executed by their respective officers thereunto duly authorized all as of the day and year first above written.

COMPANY

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

INVESTOR

GRYPHON MASTER FUND, LP

By:	/s/ E. B. Lyon, IV
Name:	E. B. Lyon, IV
Title:	Authorized Agent